Exhibit 99.2

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

NEW PRODUCTS DRIVE FORD’S OCTOBER SALES, SHARE GAINS

•	Ford, Lincoln and Mercury October U.S. sales totaled 132,483, up 3 percent versus a year ago and 21 percent higher than September

•	October marks the third time in the last four months Ford sales have increased

•	October retail share was up for the 12th time in 13 months

•	All-new Taurus accelerates in October; Ford dealers report Taurus retail sales nearly tripled year-ago levels

•	Ford, Lincoln and Mercury cars and crossovers post sales increases; overall car sales were up 11 percent versus a year ago, and crossovers were up 23 percent

•	Ford’s new F-150 continues to achieve share gains, followed being named the coveted “Truck of Texas” by the Texas Auto Writer’s Association

DEARBORN, Mich., Nov. 3, 2009 – Ford, Lincoln and Mercury October U.S. sales totaled 132,483, up 3 percent versus a year ago and 21 percent higher than September.  This marks the third time in the last four months Ford sales have increased.

“Consumer demand for our new high-quality, fuel-efficient products is driving Ford’s market share gains,” said Ken Czubay, Ford vice president, U.S. Marketing Sales and Service.  “Ford vehicles are among the ‘freshest’ available by any automaker – with more than 80 percent of our sales in October coming from our new 2010 models.”

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Ford estimates its total market share in October was more than 15 percent – higher than a year ago and higher than its share in the first nine months of 2009.  Ford’s October retail share was up for the 12th time in 13 months.

“The Ford plan is working, led by the strength of our product lineup and customer demand for our new cars, utilities and trucks,” said Czubay.  “Consumers increasingly are noticing that the Ford difference is our great products, our strong business and our leadership in quality, fuel efficiency, safety, smart technologies and value.”

October Sales Highlights

•	All-new Ford Taurus sales totaled 6,076, up 141 percent versus a year ago. Dealers reported retail sales nearly tripled year-ago levels.

•	Other new Ford, Lincoln and Mercury cars posting increases included the Ford Fusion (up 24 percent), Ford Mustang (up 2 percent) and Lincoln MKZ (up 27 percent).

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Crossover utilities posted strong sales increases: Ford Escape was up 26 percent; Ford Edge up 38 percent; Ford Flex up 8 percent; Mercury Mariner up 36 percent; Lincoln MKX up 15 percent.  In addition, sales of the all-new Lincoln MKT crossover were up 36 percent from September.

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Ford’s F-Series truck achieved sales of 39,496 and a year-to-year share increase in the full-size pickup category.  In addition, the all-new Ford F-150 SVT Raptor captured the coveted “Truck of Texas” award from the Texas Auto Writer’s Association.  Ford’s F-Series has been the No. 1-selling truck in America for 32 years straight.

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Ford’s new EcoBoost engine technology is winning customers, too.  In October, sales of EcoBoost-equipped models were twice as high as September.  EcoBoost provides customers up to 20 percent improvement in fuel economy and a 15 percent reduction in emissions versus larger-displacement engines.  EcoBoost is standard on the Taurus SHO and available on the Ford Flex, Lincoln MKS and Lincoln MKT.

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 200,000 employees and about 90 plants worldwide, the company's automotive brands include Ford, Lincoln, Mercury and Volvo. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford's products, please visit www.ford.com.

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